EXHIBIT 10.1

TR PERFORMANCE UNIT AWARD
UNDER THE
OCI RESOURCE PARTNERS LLC 2013 LONG-TERM INCENTIVE PLAN
This Award Agreement (the “Agreement”), made as of the Xth day of Y, 2015, by OCI Resource Partners LLC, a Delaware limited liability company (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2013 Long-Term Incentive Plan, as amended (the “Plan”). Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Plan. The terms of the Plan are hereby incorporated into this Agreement by reference.
TR Performance Units

1.
Grant of TR Performance Units and Performance Distribution Equivalents. Pursuant to Section 6.5 of the Plan, the Company, on April X, 2015 (the “Grant Date”), granted the Participant an Award in the form of [_______] TR Performance Units (which number of performance units shall be referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and this Agreement. “TR” means total return with respect to a Common Unit, determined consistent with Section 3(d).

In addition, pursuant to Section 6.5 of the Plan and on the Grant Date, the Company granted to the Participant a number of Performance Distribution Equivalents equal to the number of TR Performance Units, which Award represents the right to receive an amount equal to the accumulated cash distributions made during the period beginning on January 1, 2015, and ending on the Vesting Date with respect to each Common Unit, if any, delivered to the Participant in settlement of any vested TR Performance Units. The Performance Distribution Equivalents shall be subject to the same vesting and forfeiture conditions as well as such other terms and conditions as apply to the TR Performance Units. All amounts payable with respect to a Performance Distribution Equivalent shall, subject to vesting of such Performance Distribution Equivalent, be accumulated and paid, without interest, at the same time the related vested TR Performance Unit is settled.

TR Performance Units do not represent actual Common Units, but rather represent a right, subject to the terms of the Plan and this Agreement, to receive a number of Common Units equal to the product of (i) the Target Units multiplied by (ii) the TR% of Target. Performance Distribution Equivalents do not represent actual Common Units, but rather represent a right, subject to the terms of the Plan and this Agreement, to receive an amount equal to the cash distributions paid during period beginning on January 1, 2015, and ending on the Vesting Date with respect to the number of Common Units to be delivered as determined pursuant to the immediately preceding sentence. No Common Units shall be issued to the Participant at the time the grant is made, and the Participant shall not be, nor have any of the rights or privileges of, a Common Unit holder with respect to the TR Performance Units or the Performance Distribution Equivalents. TR Performance Units granted to Participant and any amounts accumulated with respect to Performance Distribution Equivalents shall be credited to a bookkeeping account established and maintained for the Participant; the existence of such bookkeeping account shall not obligate the Company to set aside or otherwise segregate any assets with respect to the Award.

2.
Terms and Conditions. No Award shall be earned or become vested and Participant’s interest in the TR Performance Units and Performance Distribution Equivalents granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

3.
Performance Criteria. To the extent not previously forfeited and except as otherwise provided herein, Participant’s TR Performance Units and Performance Distribution Equivalents shall vest as of the date the Administrator determines the TR % of Target (as defined below), which determination shall be made as soon as practicable after the end of the Measurement Period and shall be based on the following formula (to the nearest whole TR Performance Unit).

EXHIBIT 10.1

(a) The Measurement Period is the period beginning January 1, 2015 and ending December 31, 2017.
(b) TR Performance Units Vesting = TR % of Target x Target Units
(c) TR % of Target. The TR % of Target is determined according to the following table (awards to be interpolated between the TR percentages below):

RTR to Peer Group	TR % of Target Units

75th percentile or higher	200% of Target Units

50th percentile	100% of Target Units

25th percentile	50% of Target Units

less than 25th percentile	0%

(d) “TR %” is calculated using the following formula:
(I) the sum of (A) (Ending Unit Price – Starting Unit Price) + (B) distributions (cash or unit based on ex-distribution date) paid per unit over the Measurement Period, with such distributions assumed to be reinvested in common units on the ex-distribution date, divided by
(II) Starting Unit Price.

(i)
“Starting Unit Price” means (i) with respect to the Partnership, the average Fair Market Value of a Common Unit over the 20-trading-day period commencing January 1, 2015 and (ii) with respect to a member of the Peer Group, the average closing price of a common unit of such member over the 20-trading-day period commencing January 1, 2015.

(ii)
“Ending Unit Price” means (i) with respect to the Partnership, the average Fair Market Value of a Common Unit over the 20-trading-day period ending December 31, 2017 and (ii) with respect to a member of the Peer Group, the average closing price of a common unit of such member over the 20-trading-day period ending December 31, 2017.

(iii)
“Distributions” means the total amount of distributions paid (i) with respect to the Partnership, on a Common Unit over the Measurement Period and (ii) with respect to a member of the Peer Group, on a common unit of such member over the Measurement Period.

(e) “RTR to Peer Group” is the TR % of the Company as compared as a percentile to the TR % of each member of the Peer Group as a percentile.
(f) “Peer Group” is the group of companies listed on Exhibit A. If a company in the Peer Group has its common units delisted or if it no longer exists as a separate entity, the TR % will be calculated for the Measurement Period without such company.
(g) For purposes of the above calculations, TR % of Target Units will be rounded to the nearest whole percent.

EXHIBIT 10.1

Vesting of TR Performance Units and DERs

4.
Vested Awards. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Administrator of the number of TR Performance Units and Performance Distribution Equivalents that have vested. The date as of which the Administrator so determines the number of TR Performance Units and Performance Distribution Equivalents vesting shall be the “Determination Date.” The Determination Date and any other date upon which TR Performance Units and Performance Distribution Equivalents vest pursuant to this Agreement shall be the “Vesting Date.” Performance Distribution Equivalents shall cease on the Vesting Date to accumulate distributions with respect to Common Units. Any TR Performance Units and Performance Distribution Equivalents (and accumulated distributions associated with such Performance Distribution Equivalents) that do not vest shall be immediately forfeited for no consideration.

5.	Change in Control Change in Control. Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, the following rules shall apply:
(a) If a Change in Control occurs before the Measurement Period has been completed, then the Measurement Period shall be deemed to end on the date of such Change in Control, and the Participant’s outstanding TR Performance Units and Performance Distribution Equivalents shall be earned and vest, if at all, based on the attainment of such performance criteria as described in Section 3, as determined by the Administrator, as if the Measurement Period ended on the date of the Change in Control and as if Ending Unit Prices were determined as of the date of the Change in Control. All remaining TR Performance Units and Performance Distribution Equivalents (and accumulated distributions associated with such Performance Distribution Equivalents) shall be immediately forfeited for no consideration.
(b) If a Change in Control occurs after the Measurement Period has been completed but prior to the Determination Date, on the date of the Change in Control, the Participant’s outstanding TR Performance Units and Performance Distribution Equivalents shall be earned and vest, if at all, based on the attainment of such performance criteria as described in Section 3, as determined by the Administrator. All remaining TR Performance Units and Performance Distribution Equivalents (and accumulated distributions associated with such Performance Distribution Equivalents) shall be immediately forfeited for no consideration.

Disability or Termination Due to Death

6.
During the Measurement Period. Notwithstanding anything in this Agreement to the contrary, (a) if, during calendar year 2015, the Participant experiences a “disability” within the meaning of section 409A of the Code (“Disability” or “Disabled”) or separates from service for any reason (including death), then the Participant’s TR Performance Units and Performance Distribution Equivalents shall be immediately forfeited for no consideration; or (b) if, during the calendar years 2016 or 2017, the Participant experiences a Disability or separates from service on account of Participant’s death, then the Participant’s TR Performance Units and Performance Distribution Equivalents shall be earned and vested as follows: (i) if such event occurs during calendar year 2016, at 33% of Target Units, and (ii) if such event occurs during calendar year 2017, at 67% of Target Units; and any remaining TR Performance Units and Performance Distribution Equivalents (and accumulated distributions associated with such Performance Distribution Equivalents) shall be immediately forfeited for no consideration.

EXHIBIT 10.1

7.
After the Measurement Period. Notwithstanding anything in this Agreement to the contrary, if, after the Measurement Period ends, but prior to the Determination Date, the Participant dies or becomes Disabled while in the employ of the Company or an Affiliate, upon such date of death or Disability, the Participant’s outstanding TR Performance Units and Performance Distribution Equivalents shall be earned and vest, if at all, based on the attainment of such performance criteria as described in Section 3, as determined by the Administrator. Any remaining TR Performance Units and Performance Distribution Equivalents shall be immediately forfeited for no consideration.

Forfeiture

8.
Forfeiture. Except as otherwise provided in this Agreement, all unvested TR Performance Units and Performance Distribution Equivalents (and accumulated distributions associated with such Performance Distribution Equivalents) shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason.

Payment of Awards

9.
Time of Payment. Settlement of Participant’s vested TR Performance Units and Performance Distribution Equivalents will be made within ninety (90) days after the Vesting Date, but in no event later than March 15th of the calendar year immediately following the calendar year which contains the Vesting Date.

10.	Form of Payment. The vested TR Performance Units shall be settled in whole Common Units. Vested Performance Distribution Equivalents shall be settled in cash.

11. 12.
Death of Participant. If Participant dies prior to the payment of his earned and vested TR Performance Units and Performance Distribution Equivalents, an amount in cash equal to the value of the Participant’s vested, non-forfeitable TR Performance Units as of the Vesting Date and of the vested, non-forfeitable Performance Distribution Equivalents shall be paid to his or her beneficiary. Participant shall have the right to designate a beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a beneficiary, or if at the time of the Participant’s death there is no surviving beneficiary, any amounts payable will be paid to the Participant’s estate.

Taxes. The Company will withhold from the Award the number of Common Units and the amount of cash distributable pursuant to this Agreement necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by the Participant as their place of residence in the Company’s system of record at the time the award becomes taxable, except to the extent otherwise determined to be required by the Company, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant’s responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award. The Company makes no commitment or guarantee to the Participant that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to the Participant. The Participant shall be solely responsible for and liable for any and all tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan.

General Provisions

13.
No Right to Continued Employment. Neither this Award nor the granting, vesting or settlement of TR Performance Units or Performance Distribution Equivalents shall confer upon the Participant any right with respect to continuance of employment by or other service with the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or other service at any time.

EXHIBIT 10.1

14.	Governing Law. These Awards and this Agreement shall be governed by the laws of the State of Delaware and applicable Federal law.
15.	Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.
16.
Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf.

OCI Resource Partners LLC

By

EXHIBIT 10.1

EXHIBIT A
Peer Group for Award
The Peer Group for the 2015 TR Performance Unit based relative TR Award will include the following Companies:

Buckeye Partners LP
Crestwood Midstream Partners LP
DCP Midstream Partners LP
Enbridge Energy Partners LP
EnLink Midstream Partners LP
Enterprise Products Partners LP
EQT Midstream Partners LP
Energy Transfer Partners LP
Genesis Energy LP
Magellan Midstream Partners LP
MarkWest Energy Partners LP
NGL Energy Partners LP
Targa Resources Partners LP
NuStar Energy LP
ONEOK Partners LP
Plains All American Pipeline LP
Regency Energy Partners LP
Spectra Energy Partners LP
Sunoco Logistics Partners LP
TC Pipelines LP
Tesoro Logistics LP
Western Gas Partners LP
Williams Partners LP